Exhibit 10.3

GBTRON Closing Memorandum

BETWEEN

GBTRON LANDS LIMITED

AND

CROWN LNG HOLDING AS

AND

CROWN LNG HOLDINGS LIMITED

28 OCTOBER 2024

PARTIES

This closing memorandum (the “Closing Memorandum”) is made on 28 October 2024 between:

(1)

GBTRON Lands Limited, a private limited liability company incorporated under the laws of England and Wales, with registered address at 45 Pont Street, London, SW1X 0BD, United Kingdom, and with company registration number 07103170 (the “Seller”);

(2)

Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, with registered address at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway, and with business registration number 817 120 962 (“Buyer”); and

(3)

Crown LNG Holdings Limited, a private limited liability company incorporated on the Island of Jersey, Channel Islands, with primary place of business at 37th Floor, 1, Canada Square, Canary Wharf, London, Greater London E14 5AA UK (“PubCo”);

collectively referred to the “Parties” and each individually as a “Party”.

BACKGROUND

(A)	On 3 August 2023 the Parties entered into an agreement for option for sale and purchase of shares in NewCo (the “GBTRON Transaction Agreement”).

(B)	On 2 August 2024 the Buyer notified the Seller that it wished to purchase the shares in NewCo (the “Option Exercise Notice”).

(C)	On 1 September 2024, The Seller and NewCo entered into a heads of terms for a sub-lease agreement (the “HOT”).

(D)

Pursuant to the GBTRON Transaction Agreement and Option Exercise Notice, each Party has certain rights and obligations, and the Parties shall together implement certain actions and transactions, in connection with the sale and purchase of the shares in NewCo (together the “GBTRON Transactions”).

(E)

The Parties wish to implement the GBTRON Transactions as soon as possible and have entered into the Closing Memorandum to summarise the GBTRON Transactions that have been completed on the date hereof and GBTRON Transactions that shall be completed as soon as possible thereafter.

CONFIRMATIONS

On this background, it is agreed as follows:

1.	Terms not otherwise defined herein shall have the meaning given to them in the GBTRON Transaction Agreement.

2.	The Parties acknowledge and agree that the following actions have taken place on the date of this Closing Memorandum:

(a)	pursuant to clause 3.1 of the GBTRON Transaction Agreement, the Seller has established NewCo;

(b)	pursuant to clause 5.2 of the GBTRON Transaction Agreement, the Buyer has submitted the notice of exercise of Option to the Seller;

(c)	pursuant to clause 9.2 (a) of the GBTRON Transaction Agreement, the Seller and NewCo has entered into the HOT; and

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(d)

pursuant to clause 9.2 (b) of the GBTRON Transaction Agreement, the Seller has procured that NewCo, as consideration for the NewCo Assets Transfer (including the entry into of the HOT), has issued the NewCo Promissory Note.

3.	The Parties acknowledge and agree that the following actions remain outstanding and shall be implemented as soon as possible after the date of this Closing Memorandum:

(a)	pursuant to clause 3.3 of the GBTRON Transaction Agreement, the Seller shall prepare and deliver to the Buyer a detailed plan outlining the process for the NewCo Transfer Implementation Plan;

(b)

pursuant to clause 4 of the GBTRON Transaction Agreement, the Seller shall set up a Data Room and allow the Buyer to perform due diligence on NewCo, the NewCo Asset and the NewCo Transfer Implementation Plan as provided for therein.

(c)

pursuant to clause 9.2 (a) of the GBTRON Transaction Agreement, the Seller shall take the steps set out in the NewCo Transfer Implementation Plan required in relation to NewCo Assets Transfer as may be required in addition to the entry into of the HOT;

(d)

pursuant to clause 9.3 (a) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer evidence of the authority of the individual executing the documents to be executed and delivered for and on behalf of the Seller at Completion;

(e)	pursuant to clause 9.3 (b) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer a copy of duly signed minutes from a board meeting in NewCo approving relevant transactions;

(f)	pursuant to clause 9.3 (c) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer a stock transfer form for the Shares executed by the Seller;

(g)	pursuant to clause 9.3 (d) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer the share certificate for the Shares or an indemnity, in agreed form, for any lost certificates;

(h)	pursuant to clause 9.3 (e) of the GBTRON Transaction Agreement, the Seller shall procure that the Shares are transferred to the Buyer, free and clear of any Encumbrances;

(i)

pursuant to clause 9.3 (f) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer a copy of the NewCo’s shareholder register showing that the Buyer has been registered as the owner of the Shares, free and clear of any Encumbrances;

(j)

pursuant to clause 9.3 (g) of the GBTRON Transaction Agreement, the Seller shall deliver to the Buyer letters of resignation from each of the board members of NewCo confirming that they resign from their respective offices with effect from Completion, and that they waive any right to any fees and other claims that they may have against NewCo in their capacity as members of the board at such time;

(k)

pursuant to clause 9.4 (a) of the GBTRON Transaction Agreement, the Buyer shall deliver to the Seller evidence of the authority of the individual(s) completing the GBTRON Transaction Agreement on behalf of the Buyer;

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(l)	pursuant to clause 9.4 (b) of the GBTRON Transaction Agreement, the Buyer shall pay the Purchase Price to the Seller;

(m)	pursuant to clause 9.4 (c) of the GBTRON Transaction Agreement, the Buyer shall notify NewCo of its purchase of Shares in writing;

(n)	pursuant to clause 13 of the GBTRON Transaction Agreement, the Seller shall transfer the NewCo Promissory Note to PubCo and subscribe for PubCo Shares; and

(o)	any other action as specified under the GBTRON Transaction Agreement.

4.

Each Party recognise that the entry into of the HOT will cover certain elements of the NewCo Assets Transfer, but the GBTRON Transaction related to the NewCo Assets Transfer shall still be implemented and the HOT shall if required be amended to reflect the requirements of the NewCo Assets Transfer in accordance with the GBTRON Transaction Agreement.

5.

Each Party agrees to execute and deliver any documents and take any actions that are reasonably necessary to effectuate the GBTRON Transactions terms and intent of the GBTRON Transaction Agreement. This obligation extends beyond the termination of the GBTRON Transaction Agreement.

6.

All matters arising out of or relating to this Closing Memorandum shall be governed by Norwegian law, and all disputes arising from or related to this Closing Memorandum shall be resolved in accordance with Clause 18 of the GBTRON Transaction Agreement.

* * * * *

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SIGNATURE PAGE

This Closing Memorandum has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Closing Memorandum.

GBTRON Lands Limited	Crown LNG Holdings Limited

/s/ Ashish Dixit	/s/ Jørn Husemoen
Name: Ashish Dixit	Name: Jørn Husemoen
Position: Director	Position: Director

Crown LNG Holding AS

/s/ Jørn Husemoen
Name: Jørn Husemoen
Position: Director